Exhibit 97.1

AMENDED AND RESTATED

YUM CHINA HOLDINGS, INC.

COMPENSATION RECOVERY POLICY

This Amended and Restated Yum China Holdings, Inc. Compensation Recovery Policy (this “Policy”) will apply to Performance Awards made by the Company to current and former Executive Officers and such other employees who may from time to time be deemed subject to this Policy by the Committee. This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission rules and New York Stock Exchange (“NYSE”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules. This Policy is in addition to any recovery or recoupment provisions contained in the Yum China Holdings, Inc. 2022 Long Term Incentive Plan (or any successor thereto) or any awards thereunder.

Definitions

“Awards” means, collectively, cash awards and equity awards.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board.

“Company” means Yum China Holdings, Inc.

“Executive Officer” means the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company or above who are in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, including the Named Executive Officers determined pursuant to 17 CFR 229.402. Executive officers of the Company’s Subsidiaries shall be deemed executive officers of the Company if they perform such policy making functions for the Company.

“Financial Restatement Misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional. For purposes of the foregoing, no conduct or omission shall be deemed “knowing” by an individual unless done, or omitted to be done, by the individual not in good faith and without reasonable belief that the individual’s action or omission was in the best interest of the Company and/or its Subsidiaries.

“Performance Award” means any Award that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures, and stock price and total shareholder return. A financial reporting measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission.

“Recovery Period” means, with respect to a given financial restatement, the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, or any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (provided that a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year) (as set forth in Section 303A.14(c)(1)(i)(D) of the NYSE Listed Company Manual). The date on which the Company is required to prepare a financial restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a financial restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a financial restatement.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

Financial Restatement Recovery-Executive Officers

In the event of any restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Committee shall, reasonably promptly, recover or cancel any Erroneously Awarded Compensation (as defined below) received by a current or former Executive Officer during the applicable Recovery Period. For this purpose, Erroneously Awarded Compensation is considered to have been received by an individual in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Erroneously Awarded Compensation occurs after the end of that period.

Recoupment under the preceding paragraph shall be required regardless of whether the Executive Officer was at fault or responsible for accounting errors that contributed to the need for the financial restatement or engaged in any misconduct. The compensation recouped under the preceding paragraph shall not include Performance Awards received by an Executive Officer (i) prior to beginning service as an Executive Officer or (ii) if he or she did not serve as an Executive Officer at any time during the performance period applicable to the Performance Awards in question. The Committee (or a majority of independent directors serving on the Board) may determine not to seek recovery from an Executive Officer in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the Erroneously Awarded Compensation and providing corresponding documentation of such attempt to the NYSE), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Financial Restatement Recovery-Non-Executive Officers

In the event of any restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Committee may recover or cancel any Erroneously Awarded Compensation which was received by any individual who is not a current or former Executive Officer as a result of achieving performance targets that could not have been met under the restated results if such individual’s Financial Restatement Misconduct completely or partially caused the restatement and such individual would unfairly profit if the recovery or cancellation did not occur, as determined by the Committee. Such recovery or cancellation shall apply to any Erroneously Awarded Compensation received by such individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement.

General Recovery Principles

• The amount to be recovered will be the amount received by an individual pursuant to a Performance Award during the Recovery Period that exceeds the amount that otherwise would have been received pursuant to such Performance Award had it been determined based on the restated amounts, computed without regard to any taxes paid, as determined by the Committee (“Erroneously Awarded Compensation”). For Performance Awards based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the financial restatement, then the Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the financial restatement on the stock price or total shareholder return upon which the Erroneously Awarded Compensation was received and the Company shall document the determination of that reasonable estimate and provide it to the NYSE.

• The Committee will determine, in its sole discretion, the method for recouping Performance Awards hereunder which may include, without limitation, (i) requiring reimbursement of cash Performance Awards previously paid, (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based Performance Awards, (iii) offsetting the recouped amount from any compensation otherwise owed by the Company to the individual, (iv) cancelling outstanding vested or unvested equity-based Performance Awards and/or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.

Administration

The Committee will administer this Policy and have the full authority and discretion necessary to accomplish its purpose, consistent with the Dodd-Frank Act and the NYSE listing standards to the extent required. Any decision by the Committee with respect to this Policy shall be final and binding on all Executive Officers and their beneficiaries, executors, administrators, and other legal representatives.

No Indemnification

The Company shall not indemnify any current or former Executive Officer or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Executive Officer under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

Acknowledgment

The Company shall provide notice and seek written acknowledgement of this Policy from each Executive Officer, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

Other Remedies Not Precluded

The exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Committee may have with respect to any Executive Officer subject to this Policy, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to an Executive Officer. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Erroneously Awarded Compensation under this Policy and any other such rights or remedies.

Effective Date and Applicability

This Policy has been adopted by the Committee on September 19, 2023, and shall apply to any Performance Award that is received by an individual on or after October 2, 2023. For the avoidance of doubt, Performance Awards received prior to October 2, 2023 will be governed by the Company’s clawback policy then in effect.